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                                                                  Exhibit 3.1(4)
                                                                  --------------


                           CERTIFICATE OF AMENDMENT
                                    OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            AMERICAN BILTRITE INC.

                     _____________________________________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                     _____________________________________

          American Biltrite Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: The first and second sentences of Article FOURTH of the Corporation's Restated Certificate of Incorporation are hereby amended to read in their respective entireties as set forth below:

               FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is sixteen million (16,000,000) shares. Fifteen million (15,000,000) shares shall be Common Stock, no par value, and one million (1,000,000) shares shall be Preferred Stock, no par value.

          SECOND:   The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name this 30th day of May, 1995.


                                        AMERICAN BILTRITE INC.



                                        By /s/ Richard G. Marcus
                                          ----------------------
                                          Name: Richard G. Marcus
                                          Title: President